Exhibit (a)(5)(iii)

Kendle International Inc. Announces Expiration of Tender Offer and Consent

Solicitation For Convertible Notes

CINCINNATI, July 12, 2011—Kendle International Inc. (Nasdaq: KNDL) (“Kendle”), announced today the expiration, as of 8:00 a.m., New York City time, on July 11, 2011 (the “Expiration Date”), of its previously announced cash tender offer and consent solicitation for any and all of its $142.5 million aggregate principal amount of outstanding 3.375% Convertible Senior Notes due 2012 (CUSIP No. 48880LAA5; ISIN No. US48880LAA52) (the “Notes”). Kendle has accepted for payment all Notes validly tendered and not validly withdrawn in the Offer.

Pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated June 6, 2011, as amended and supplemented, and the related Letter of Transmittal and Consent, as amended and supplemented (and together with the Offer to Purchase and Consent Solicitation, the “Offer Documents”), Kendle has accepted for purchase and paid for $140,420,000 of the outstanding $142,500,000 principal amount of the Notes.

In connection with the tender offer for the Notes, as previously announced, Kendle received the required consents to eliminate the reporting covenant in the indenture under which the Notes were issued. In addition, Kendle also announced that all conditions to completion of the Offer have been satisfied or waived. Accordingly, a supplemental indenture relating to the Notes became operative upon the acceptance of the Notes by Kendle for purchase, and the Third Supplemental Indenture among Kendle and U.S. Bank National Association, as trustee for the holders of the Notes, has been executed. Further, Kendle has notified the trustee under the indenture governing the Notes that the Company intends to discharge the purchased Notes in accordance with the terms of the indenture and has deposited the requisite funds with the trustee.

Kendle has retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as dealer manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Morgan Stanley at (800) 624–1808 (toll free) or (212) 761–1941 (collect). Copies of the Offer Documents and other related documents may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (866) 470–4300 (toll free) or (212) 430–3774 (for banks and brokers only).

The tender offer and consent solicitation was made solely pursuant to the applicable Offer Documents, which set forth the complete terms of the tender offer and consent solicitation. Holders should also read the Schedule TO, filed on June 6, 2011, as amended and supplemented. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other Kendle securities. This press release also is not a solicitation of consents to the proposed amendment to the indenture. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Kendle’s focus is on innovative solutions that reduce cycle times for its customers and accelerate the delivery of life-enhancing products to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, Kendle offers experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet its customers' clinical development challenges. For more information, please visit www.kendle.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements relating to the proposed Merger between Kendle and INC, as defined above, and the expected timing and completion of the transaction. Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of Kendle’s management and involve a number of significant risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Kendle. Actual results may differ materially from the results anticipated in these forward-looking statements. There can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all. The following factors, among others, could cause or contribute to such material differences: the ability to obtain the approval of the transaction by Kendle’s shareholders; the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; economic conditions; a material adverse change in the business, assets, financial condition or results of operations of Kendle; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers or other business partners. Additional factors that could cause Kendle’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed with the Securities and Exchange Commission (the “SEC”) and in the proxy statement Kendle has filed with the SEC and mailed to its shareholders with respect to the proposed transaction, which are or will be available at the SEC’s web site (http://www.sec.gov) at no charge. Kendle assumes no responsibility to update any forward-looking statements as a result of new information or future developments except as expressly required by law. All subsequent written and oral forward-looking statements attributable to Kendle, or persons acting on Kendle’s behalf, are expressly qualified in their entirety by these cautionary statements.